SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CORTLAND FIRST FINANCIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            CNY FINANCIAL CORPORATION
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)     Title of each class of securities to which transaction applies:
     (2)     Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)     Proposed maximum aggregate value of transaction:
     (5)     Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)      Amount Previously Paid:
     (2)      Form, Schedule or Registration Statement No.:
     (3)      Filing Party:
     (4)      Date Filed:

                                       CNY
                                    FINANCIAL


                               PROXY STATEMENT OF
                            CNY FINANCIAL CORPORATION

     SOLICITATION OF PROXIES OPPOSING THE PROPOSED MERGER OF CORTLAND FIRST
            FINANCIAL CORPORATION AND ONEIDA VALLEY BANCSHARES, INC.

                         SPECIAL MEETING OF SHAREHOLDERS
                     OF CORTLAND FIRST FINANCIAL CORPORATION
                         TO BE HELD ON NOVEMBER 16, 1998


         This Proxy Statement is being furnished to shareholders of Cortland First Financial Corporation, a New York business corporation ("CFF"), by CNY Financial Corporation, a Delaware corporation ("CNY Financial"), on or about November 12, 1998 in connection with CNY Financial's solicitation of proxies to be used at the Special Meeting of Shareholders of CFF, scheduled to be held on November 16, 1998 at 4:00 p.m. Eastern Time, at CFF's offices at 65 Main Street, Cortland, New York (the "Meeting").

         At the Meeting, CFF shareholders will be voting on whether to approve and adopt (1) an Agreement and Plan of Reorganization, dated July 10, 1998 (the "Merger Agreement"), between CFF and Oneida Valley Bancshares, Inc., a New York business corporation ("OVB"), providing for the merger of CFF and OVB under the name "Alliance Financial Corporation" (the "Proposed Merger") and (2) the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan in connection with the Proposed Merger (the "Compensation Plan").

         On November 4, 1998, CNY Financial delivered a confidential expression of interest to CFF in which it had offered to structure an in-market business combination between CNY and CFF ("CNY's Proposal"), pursuant to which each shareholder of common stock of CFF would receive merger consideration of $37.00 per share, consisting of $18.50 in cash plus shares of common stock of CNY with an estimated market value of $18.50. CNY's Proposal would provide CFF shareholders with greater opportunities to recognize enhanced shareholder value than under the terms of CFF's proposed merger of equals with OVB. CNY's Proposal was to expire on November 9, 1998. Without any discussion, CFF issued a press release on November 6, 1998, rejecting CNY's Proposal. (See "Background for this Solicitation" and "CNY Financial's Proposal").

   PURSUANT TO THIS PROXY STATEMENT, CNY FINANCIAL IS SOLICITING PROXIES FROM
     SHAREHOLDERS OF CFF TO VOTE AGAINST CFF'S PROPOSAL TO APPROVE AND ADOPT
                              THE PROPOSED MERGER.

         In reliance upon Rule 14a-5(c) of the Securities and Exchange Act of 1934, as amended (1), reference is made to the proxy statement sent to you by CFF on or about September 28, 1998 for a full description of management's proposals, as well as information with respect to the number of shares eligible to vote at the Meeting, the quorum, the record date, the securities ownership of CFF, information about dissenters' rights, information about CFF's officers and directors, including compensation and the same information about OVB and its officers and directors.



-------------
         (1) Rule 14a-5(c) provides that "any information contained in any other proxy soliciting material which has been furnished to each person solicited in connection with the same meeting or subject matter may be omitted from the proxy statement, if a clear reference is made to the particular document containing such information."

                     PLEASE READ THE FOLLOWING MATERIAL AND
               THE PROXY STATEMENT OF CFF'S MANAGEMENT WITH CARE.




                 IF YOU HAVE ALREADY SENT A PROXY APPROVING THE
                PROPOSED MERGER TO THE BOARD OF DIRECTORS OF CFF,
                 YOU MAY REVOKE IT AND VOTE AGAINST THE PROPOSED
               MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED
                                   PROXY CARD.


                 VOTE "NO" TO THE PROPOSED MERGER OF CFF AND OVB

         CNY Financial encourages CFF shareholders to vote AGAINST CFF's Proposed Merger with OVB because in our view:

         (1) the terms of the Proposed Merger do not maximize CFF's value and are not fair to CFF's public shareholders; and

         (2) the Proposed Merger will not allow full enhancement of long-term shareholder value.

          In CFF's November 6, 1998 press release, David R. Alvord, President and Chief Executive Officer of CFF, and his board of directors claim that they determined that "it is in our shareholders' best interest to reject the CNY proposal and proceed with our strategic merger of equals with Oneida Valley."

         Is this really true?

         Under the Proposed Merger, CFF shareholders are to receive shares of common stock of a new institution, the value of which is difficult to ascertain because the shares of CFF and OVB are not actively traded on any national exchange or market and there is very little trading of the shares of CFF and OVB. SNL Securities reported that the trading volume of 8,700 shares of CFF's stock on November 6, 1998 was 3,710% above the average shares traded daily of CFF. CNY's Proposal, on the other hand, contemplates structuring a business combination between CNY Financial and CFF whereby CFF shareholders would receive merger consideration having a value of $37.00 per share, consisting of $18.50 in cash plus common stock of CNY Financial with an estimated market value of $18.50. The common stock of CNY Financial is actively traded on the NASDAQ National Market under the stock symbol of "CNYF," with an average daily trading volume of over 120,000 shares. The closing price of CNY Financial's common stock on November 9, 1998 was $9.50 per share.

         In the words of Mr. Alvord, "the proposed merger of equals with Oneida Valley does not involve a financial premium." Shareholders will not realize the benefits of any efficiencies typical in merger transactions because the planned cost-savings measures and consolidation of resources between CFF and OVB are minimal. In addition, the Proposed Merger may not be in the best interests of the communities served by CFF where one stated goal of the Proposed Merger is to "increase opportunities . . . to expand into new geographic markets."

         In CNY Financial's opinion, several individuals and entities other than CFF shareholders, customers and communities served will reap the real benefits of the Proposed Merger. Specifically, each officer, key employee and director of CFF will be entitled to receive shares of common stock of the resulting institution under the Compensation Plan. The board of directors of the combined institution will consist of all of the current directors of CFF and OVB, resulting in a combined board of directors of 22 members. Mr. Alvord and John C. Mott, President of OVB, both will continue as co-chief executive officers of the resulting institution. The total compensation levels of Mr. Alvord and Mr. Mott for 1997, as reported in the joint Proxy Statement/Prospectus of CFF and OVB, are $274,584 and $228,873, respectively. In addition, Messrs. Alvord and Mott will each be granted options to purchase 50,000 shares of the common stock of the resulting institution upon the consummation of the Proposed Merger. In our view, given the benefits they will receive, none of the officers and directors of CFF are independent in this transaction. Accordingly, we believe that the terms of the Proposed Merger do not maximize CFF's current shareholder value and will do little to create enhanced long-term shareholder value.

         Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the outstanding shares of CFF common stock. (See "Required Vote and Manner of Voting").


                            CNY FINANCIAL CORPORATION
General.
--------

         CNY Financial is a bank holding company and the parent company of Cortland Savings Bank ("Cortland Savings"). The common stock of CNY Financial Corporation is actively traded on the NASDAQ National Market under the symbol "CNYF." Additional information about CNY Financial and its management and Cortland Savings and the names of its officers, directors and controlling shareholders and their ownership interests is presented on Schedule 1 of this Proxy Statement. Additional information regarding CNY Financial is contained in its prospectus, dated August 12, 1998, in connection with the initial public offering of shares of common stock of CNY Financial and the conversion of Cortland Savings from the mutual to stock form organization and in CNY Financial's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 29, 1998.

         Cortland Savings was chartered in 1866, and it has three banking offices, all in Cortland County in Central New York State. As of October 31, 1998, CNY Financial had total assets of $280.9 million, loans receivable, net of $159.5 million, deposits of $196.5 million and total shareholders' equity of $79.9 million. It obtains deposits through Cortland Savings, mainly from local depositors, and invests those deposits, and other available funds, principally in loans, a majority of which are secured by property located in Cortland County, New York. It also buys securities, such as Treasury bills issued by the United States and securities which are backed by groups of mortgages. The Bank's income primarily comes from the difference between the rate of interest it pays on its deposits and the rate of interest earned on its loans and other investments. In addition to the cost of its deposits, the Bank also has expenses for salaries and employee benefits, maintaining its banking offices and equipment, computer data processing, insurance and other expenses.

Recent Financial Statements.
----------------------------

         Set forth below are selected financial and other data of CNY Financial. This financial data is derived in part from, and it should be read in conjunction with, Cortland Savings consolidated financial statements and related notes included in the prospectus dated August 12, 1998.

                               CNY Financial Corporation
                               Consolidated Balance Sheet
                                    October 31, 1998
                                      (unaudited)
Cash & due from banks                                     $   4,942
Federal funds sold & short-term investments                  26,402
Investment securities                                        81,679
Loans receivable, net                                       159,522
Property, plant and equipment                                 2,935
Other assets                                                  5,388
--------------------------------------------------------------------------------
Total Assets                                              $ 280,868
--------------------------------------------------------------------------------

Deposits                                                  $ 196,489
Borrowings                                                    1,000
Other liabilities                                             3,468
--------------------------------------------------------------------------------
                                                            200,957

Common stock, 5,356,662 shares outstanding                       53
Additional paid-in capital                                   51,708
Retained earnings                                            31,444
Net unrealized gain on securities                               991
Unallocated ESOP shares                                      (4,285)
--------------------------------------------------------------------------------
Total shareholders' equity                                   79,911
--------------------------------------------------------------------------------


Total liabilities & equity                                $ 280,868
--------------------------------------------------------------------------------

Capital Ratios:

         Equity to assets                                   28.45%
         Tier 1 leverage capital ratio                      33.05%
         Tier 1 risk-based capital ratio                    48.30%
         Total risk-based capital ratio                     49.80%



                        BACKGROUND FOR THIS SOLICITATION

         On November 4, 1998, CNY Financial delivered a letter to CFF which stated as follows:

                  "CNY Financial Corporation ("CNY") is the holding company for Cortland Savings Bank ("Cortland Savings") and the beneficial owner of common stock of Cortland First Financial Corporation ("CFF"). We have reviewed the Agreement and Plan of Reorganization ("Merger Agreement") dated as of July 10, 1998 among CFF, its subsidiary First National Bank of Cortland ("Cortland National"), Oneida Valley Bancshares, Inc. ("OVB") and its subsidiary Oneida Valley National Bank ("Oneida Valley") and related documents. We have also reviewed the joint Proxy Statement/Prospectus dated September 28, 1998 ("Proxy Statement/Prospectus") for the special meetings of shareholders of CFF and OVB to be held on November 16, 1998 and November 17, 1998, respectively, to approve the Merger Agreement and related matters, pursuant to which OVB would merge with and into CFF and Cortland National would merge with and into Oneida Valley in what is described as a "merger of equals."

                  As described in the July 13, 1998 joint press release of CFF and OVB, shareholders of CFF would receive 1 share of the common stock of the merged company for each share of CFF common stock owned. The common stock of the merged company would be traded on the NASDAQ National Market. Currently, the shares of CFF and OVB are not actively traded on any national exchange or market, and the lack of an active market makes it difficult to determine what the shares of the merged company will be worth.

                  After reviewing the joint press release, the Merger Agreement and the Proxy Statement/Prospectus, we believe that the proposed merger of CFF and OVB does not provide shareholders of CFF adequate value for their shares of CFF. As you know from our prior discussions, we have had, and continue to have, an interest in structuring a business combination with CFF. Such a combination between two financial institutions operating in the same general market area would permit substantially greater value to be offered to CFF's shareholders. Accordingly, we are writing to you to express our current proposal for such a business combination between CFF and CNY Financial pursuant to which each share of CFF common stock would receive merger consideration of $37.00 per share, consisting of $18.50 per share in cash plus shares of common stock of CNY Financial with an estimated market value of $18.50. Common stock of CNY Financial is actively traded on the NASDAQ National Market under the symbol "CNYF."

                  The proposal set forth in this letter is subject to the negotiation of an acceptable definitive agreement containing customary terms and conditions. This proposal is subject to CFF not consummating the proposed merger with OVB and is subject to customary due diligence review, which we would expect could be completed within two weeks of CFF's acceptance of this proposal. We believe that such a combination would be in the best interests of CFF's shareholders. We are prepared, subject to the execution of a definitive merger agreement, to proceed with such a business combination as soon as possible. This proposal will expire at 9:00 a.m. on November 9, 1998.

                  Under this proposal, CNY Financial would acquire all outstanding shares of CFF for merger consideration of $37.00 per share of CFF, which represents an extremely attractive opportunity for all CFF shareholders. Merger consideration of $37.00 per share of CFF stock represents a premium of $9.25 per share, or 33.3%, over the last reported trade of CFF stock of $27.75 per share on November 3, 1998. Under our proposal, for each share of CFF stock owned, shareholders of CFF will receive $18.50 in cash, which would not be subject to market fluctuations, and common stock of CNY Financial with an estimated value, based on its trading on the NASDAQ National Market, of $18.50. Because CNY Financial common stock is actively traded on the NASDAQ National Market, it provides CFF shareholders with increased liquidity as compared with the untested stock of the merged company to be formed pursuant to the proposed merger with OVB. If during our negotiations and due diligence review additional value in CFF is demonstrated to us, we may be prepared to increase the value of our proposal.

                  We believe that our proposal will provide CFF shareholders with greater opportunities to recognize enhanced shareholder value than under the proposed merger of equals with OVB. As you may be aware, CNY Financial made a proposal to OVB in a letter dated October 22, 1998 to structure a business combination between CNY Financial and OVB. CNY Financial is prepared to enter into definitive agreements and proceed with either of the business combinations proposed to each of CFF and OVB, or both business combinations proposed to CFF and OVB. CNY Financial has sufficient capital to go forward with both business combinations and continue to satisfy the regulatory requirements to be considered a "well-capitalized" institution. We believe that each of our proposals offers superior merger consideration to the shareholders of CFF and OVB, as compared to the proposed merger of equals. As in the case of our proposal to OVB, our proposal to CFF will also enable CFF shareholders to have a continuing equity interest in a growing and diversified, multi-bank holding company serving the central New York area.

                  We hope you find this expression of interest an attractive alternative to your current merger plans. We are confident that we can offer a significant long-term value to CFF shareholders. We respectfully request that you call the undersigned no later than 9:00 a.m. on November 9, 1998. We look forward to your favorable response."

         On November 6, 1998, without any discussion with CNY Financial, CFF issued a press release rejecting CNY Financial's proposal, in part because "the proposal from CNY is not definitive enough to determine the number of shares which would be offered" and unspecified "other contingencies and factors."


                            CNY FINANCIAL'S PROPOSAL

Current Value to Shareholders based on Merger Consideration.
------------------------------------------------------------

                  Under CNY's Proposal, CNY Financial would structure a business combination with CFF for merger consideration of $37.00 per share of CFF, which represents an extremely attractive opportunity for all CFF shareholders. Merger consideration of $37.00 per share of CFF stock represents a premium of $9.625 per share, or 33.9%, over the last reported trade of CFF stock of $27.625 per share on November 5, 1998. For each share of CFF stock owned, CFF shareholders would receive $18.50 in cash, which would not be subject to market fluctuations, and common stock of CNY Financial with an estimated value, based on its trading on the NASDAQ National Market, of $18.50. If during our negotiations and due diligence review additional value in CFF is demonstrated to us, we may be prepared to increase the value of our proposal. On November 9, 1998, CNY Financial announced that it would consider structuring the proposal as an all-cash offer where CFF shareholders would receive all cash for their shares of CFF common stock.

CNY Financial's Strategic Business Plan.
----------------------------------------

         In addition to CNY's Proposal to structure a business combination with CFF, on October 22, 1998, CNY Financial proposed to OVB a business combination to acquire OVB for consideration of $67.00 per share, consisting of $33.50 per share in cash plus shares of common stock of CNY Financial with an estimated market value of $33.50. On November 4, 1998, CNY Financial announced that OVB had rejected its proposal and that CNY Financial had extended its offer to acquire OVB and suggested that OVB shareholders vote no to the proposed merger of equals between CFF and OVB. On November 9, 1998, CNY Financial announced that it would consider structuring the proposal to OVB as an all-cash offer where OVB shareholders would receive all cash for their shares of OVB common stock.

         CNY Financial is prepared to structure a business combination with CFF or OVB, or both CFF and OVB. The CNY proposals to CFF and OVB will enable shareholders of each of CFF and OVB to receive a substantial premium over the estimated merger consideration to be provided in their proposed merger of equals.

Moreover, they would have a continuing equity interest in a more economically efficient, diversified, multi-bank holding company committed to serving both the Oneida and Cortland communities.

         CNY Financial's proposed strategy of combining approximately $467 million in assets in quality commercial bank franchises, one in-market and one in a contiguous upstate market, with its franchise should be a spectacular success. Even CFF and OVB management agree on this point, as they believe the CFF and OVB combination is compelling. CNY Financial is simply willing to pay shareholders more than CFF and OVB are for the privilege of this three way combination. The combination of CFF and CNY greatly strengthens CNY Financial's position in the Cortland area, while the addition of OVB will tap a market which offers significant population growth since 1990. Most importantly, CNY Financial transcends itself into a consolidated entity which has a much greater emphasis on non-interest income. OVB offers considerable data processing strength, serving three independent banks at present, which can be expanded. Additionally, OVB and CFF offer trust departments with consolidated assets under management of approximately $165 million. These elements alone will contribute to a considerable increase in non-interest income as a percentage of net interest income. The three banks, when combined, would substantially improve CNY Financial's efficiency ratio. These savings levels cause the offers for CFF and OVB to be accretive to stated GAAP earnings per share by year two. Moreover, cash earnings per share are immediately accretive by over 70%. Finally, no revenue enhancements comprise any of the breakeven stated earnings accretion by year two, although such opportunities clearly exist.

                      IF YOU HAVE SUPPORTED CFF MANAGEMENT,
                       NOW IS THE TIME TO CHANGE YOUR MIND

                     CNY FINANCIAL URGES CFF SHAREHOLDERS TO
                        VOTE "NO" TO THE PROPOSED MERGER


         Even if you have already executed management's proxy card, you can change your vote by signing, dating and returning the enclosed white proxy card in the postage paid envelope provided. Any proxy, including one we hold, can be revoked (see "Revocation of Proxies").

                       REQUIRED VOTE AND MANNER OF VOTING

         If more than one-third of the outstanding shares of common stock of CFF by proxy or in person either vote against the Proposed Merger or do not affirmatively vote for the Proposed Merger, the Proposed Merger will be rejected. If less than a majority of outstanding shares of CFF common stock vote for the Compensation Plan, this proposal will also be rejected. Valid proxies will be voted as instructed therein, but absent instructions on the white proxy card, will be voted FOR approval of the Proposed Merger and the Compensation Plan and will be voted in accordance with the determination of a majority of CFF's Board of Directors on any other matter that comes before the Meeting, including a proposal to adjourn the Meeting, which was not known a reasonable time before the Meeting. Abstentions and broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner on a particular matter and the nominee does not vote the shares) will not be counted as votes cast. We urge you to sign, date and return the white proxy card in the enclosed envelope. No postage is required if mailed in the United States.

                              SHARES IN STREET NAME

         If you hold your CFF shares in the name of a brokerage firm or bank, your broker or banker cannot vote the shares until the broker or banker receives specific instructions from you. Please contact the party at the brokerage firm or bank responsible for your account to make sure that a proxy is executed for your CFF shares on the white proxy card.

                              REVOCATION OF PROXIES

         If you have already executed management's proxy card before receiving this Proxy Statement, you have every right to change your vote by signing, dating and returning the enclosed white proxy card in the postage-paid envelope provided. Only your latest dated proxy will count at the Meeting. Any proxy, including the proxy solicited hereby, may be revoked at any time before it is voted. To effectively revoke such proxy before it is voted at the Meeting, a CFF shareholder must do one of the following:

         (1) File a duly executed proxy card with a later date, and vote "NO" to the Proposed Merger, with David R. Alvord, Cortland First Financial Corporation, 65 Main Street, Cortland New York 13045 prior to a vote being taken on the Proposed Merger at the Meeting of CFF shareholders on November 6, 1998 (the later dated proxy card must be received by CFF before the Meeting, so be sure to send it as soon as possible if it is mailed);

         (2) File a written revocation of the proxy card, and note "NO" to the Proposed Merger, with David R. Alvord at CFF; or

         (3) Attend the Meeting of CFF shareholders on November 6, 1998, request a revocation of proxy card form, or a new proxy card, from CFF and vote "NO" to the Proposed Merger, and file the new proxy card or the voting ballot with CFF at the Meeting, thereby voting "NO" in person.

Keep in mind that the presence of a shareholder at the Meeting will not, in and of itself, revoke a shareholder's previously submitted proxy. Additional blank proxy cards are available from Steven A. Covert, Executive Vice President and Chief Financial Officer of CNY Financial at 1 North Main Street, Cortland, New York 13045, whose telephone number is (607) 756-8449, or from Sandy Samson, Corporate Secretary of CNY Financial, whose telephone number is (607) 758- 2216.

                              SOLICITATION EXPENSE

         CNY Financial will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees of CNY Financial or its affiliates may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. In addition, Mr. Arthur Loomis of Northeast Capital & Advisory, Inc., CNY Financial's financial advisor with respect to this solicitation, may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid in excess of customary fees provided under the engagement as financial advisor. In addition, CNY Financial has retained Regan and Associates to solicit proxies on its behalf. It is anticipated that the cost to CNY Financial in connection with this solicitation will be approximately $8,000.


                                           Very truly yours,



                                           /s/ Wesley D. Stisser, Jr.
                                           -------------------------------------
                                           Wesley D. Stisser, Jr.
                                           President and Chief Executive Officer


                                    IMPORTANT

         If your shares are held in "Street Name" only your bank or broker can vote your shares, and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them to execute a white proxy card as soon as possible.

         If you have any questions or need further assistance in voting, please call Steven A. Covert, Executive Vice President and Chief Financial Officer of CNY Financial Corporation at (607) 756-8449, or our proxy solicitor, Artic Regan, at (212) 587-3005.

                                                    SCHEDULE 1


                              ADDITIONAL INFORMATION ABOUT CNY FINANCIAL CORPORATION

                                         DIRECTORS AND EXECUTIVE OFFICERS
                                           OF CNY FINANCIAL CORPORATION



                                                                           Shares of Direct or
                                                                          Indirect Ownership of        Shares of Direct or
                                                                         Voting Securities of         Indirect Ownership of
         Name and Address                 Position and Office                 CNY Financial           Voting-Securities of
        of Beneficial Owner                  Currently Held                    Corporation                     CFF
        -------------------               -------------------                  -----------            --------------------

Cortland Savings Bank
-------------------------
Wesley D. Stisser, Jr.              President, CEO & Director                       15,547                         1

Joseph H. Compagni                  Director                                        22,000

Roland Fragnoli                     Director                                        [15,000]

Edward E. Hatter, Jr.               Director                                        [19,600]

Patrick J. Hayes, M.D.              Director                                        [30,000]

Robert S. Kashdin, CPA              Director                                        15,000

Harvey Kaufman                      Director                                        15,000

Donald P. Reed                      Director                                        15,000

Judith F. Riehlman                  Director                                         1,000

Terrance D. Stalder                 Director                                        10,040

F. Michael Stapleton                Executive Vice President &                      15,000
                                    Chief Operating Officer

Steven A. Covert                    Executive Vice President &                      5,000
                                    Chief Financial Officer

Kerry D. Meeker                     Senior Vice President &                         8,000
                                    Senior Loan Officer

CNY Financial Corporation
---------------------------
Wesley D. Stisser, Jr.              President, CEO & Director

Joseph H. Compagni                  Director


                                                                           Shares of Direct or
                                                                          Indirect Ownership of        Shares of Direct or
                                                                         Voting Securities of         Indirect Ownership of
         Name and Address                 Position and Office                 CNY Financial           Voting-Securities of
        of Beneficial Owner                  Currently Held                    Corporation                     CFF
        -------------------               -------------------                  -----------            --------------------
Patrick J. Hayes, M.D.              Director

Robert S. Kashdin, CPA              Director

Harvey Kaufman                      Director

Donald P. Reed                      Director

Terrance D. Stalder                 Director

                                      PROXY

                      CORTLAND FIRST FINANCIAL CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                       THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 16, 1998

         The undersigned hereby appoints David R. Alvord, Donald S. Ames, and David J. Taylor, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Special Meeting of Shareholders of Cortland First Financial Corporation (the "Company") to be held at the office of the Company at 65 Main Street, Cortland, New York, on the 16th of November, 1998 at 4:00 p.m. and at any adjournment or adjournments thereof, and to vote all shares of stock as designated on the reverse side, which the undersigned may be entitled to vote at such Meeting, and with all other powers which the undersigned would possess if personally present.

CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE



[x]  PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.

CNY FINANCIAL RECOMMENDS A VOTE AGAINST THE MERGER

 PROPOSAL I:   Approval and Adoption of the Agreement and Plan of Reorganization
               dated July 10, 1998 among Cortland First Financial Corporation,
               Oneida Valley Bancshares, Inc., First National Bank of Cortland and Oneida Valley National Bank, and the related Plan of Merger

                           FOR [_]   AGAINST [_]    ABSTAIN [_]

CNY FINANCIAL RECOMMENDS A VOTE AGAINST THE COMPENSATION PLAN
-------------------------------------------------------------

PROPOSAL II:   Approval of Alliance Financial Corporation 1998 Long Term
               Incentive Compensation Plan

                           FOR [_]   AGAINST [_]    ABSTAIN [_]

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS
PROXY WILL BE VOTED FOR PROPOSALS I AND II, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

     PLEASE SIGN AND DATE BELOW, AND RETURN


     Signature(s) of Shareholder(s)_____________________  Date:____________,1998

     NOTE: Please sign exactly as name appears above and where shares are held jointly each holder should sign. When signing as attorney, administrator, executor, trustee, guardian, or other fiduciary, please give your full title. If signing for a corporation, please indicate your office.

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


                     [CNY Financial Corporation Letterhead]


                                            November 12, 1998

Dear Cortland First Financial Corporation Shareholder:

                  At the upcoming Special Meeting of Cortland First Financial Corporation ("CFF") Shareholders, scheduled for November 16, 1998 ("Special Meeting"), CFF proposes, among other things, to merge with Oneida Valley Bancshares, Inc. ("OVB"), a company located in Oneida, New York (the "Proposed Merger").

         We have read carefully the Joint Proxy Statement/Prospectus sent by CFF and OVB to shareholders of CFF and OVB on or about September 28, 1998. CNY Financial Corporation ("CNY Financial") opposes the Proposed Merger because in our view:

         (1) the terms of the Proposed Merger do not maximize CFF's value and are not fair to CFF's public shareholders; and

         (2) the Proposed Merger will not allow full enhancement of long-term shareholder value.

         We have read carefully the Joint Proxy Statement/Prospectus sent by CFF and OVB to shareholders of CFF and OVB on or about September 28, 1998.

         On November 4, 1998, CNY Financial delivered a confidential expression of interest to CFF proposing a business combination between CFF and CNY Financial, pursuant to which each shareholder of CFF would receive merger consideration of $37.00, consisting of $18.50 per share in cash plus common stock of CNY with an estimated market value of $18.50. Such merger consideration represents a premium of $9.375 per share, or 33.9%, over the last reported trade of CFF stock of $27.625 per share on November 5, 1998. CNY Financial's proposal was to expire on November 9, 1998. Without any discussion with CNY Financial, CFF issued a press release on November 6, 1998 rejecting CNY Financial's proposal, in part because "the proposal from CNY is not definitive enough to determine the number of shares which would be offered" and unspecified "other contingencies and factors."

         We urge you to read our enclosed Proxy Statement and vote AGAINST the Proposed Merger with OVB.

                                          Sincerely,



                                          /s/ Wesley D. Stisser, Jr.
                                          -------------------------------------
                                          Wesley D. Stisser, Jr.
                                          President and Chief Executive Officer


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